Exhibit 10.3

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into effective the 1st day of July, 2023 (the “Effective Date”), by and between Williams Industrial Services Group, LLC (the “Company”) and Damien Vassall (the “Consultant”). The Company and Consultant are sometimes collectively referred to herein as the parties and individually as a party.

1.Engagement. The Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company in accordance with the terms, and subject to the conditions, of this Agreement.

2.Consulting Period. During the period commencing on the Effective Date and ending December 31, 2023, or such earlier date on which Consultant's consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall provide consulting services to the Company as set forth in Section 3 below.

3.Services. Consultant shall provide consulting services to Company in regard to the accounting and financial services related to closing and filing activities for the 2nd quarter 2023 (the ‘Consulting Services’) as requested by Tracy Pagliara. Consultant and Company shall mutually determine the manner and means by which the Consulting Services are accomplished. Consultant shall not act in any manner, directly or indirectly, which may damage the business of the Company or its affiliates, or which would adversely affect the goodwill, reputation or business relations of the Company or its affiliates. Consultant shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to provide the Consulting Services.

4.Standard of Performance. All Consulting Services will be performed by the Consultant with a level of skill and care generally exercised by employees or other consultants engaged in performing the same or similar services. In performing the Consulting Services, Consultant will comply fully with all applicable laws and in accordance with applicable Company policies and procedures, including, but not limited to the Company’s Risk Assessment and Management Policy and Code of Business Conduct and Ethics.

5.Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company by law or under the organizational documents of the Company. Nothing in this Agreement shall obligate the Company to actually offer or sell any services or consummate any transaction with a potential customer. The Company may terminate any negotiations or discussions at any time and has the right not to proceed with any sale of services without any liability or obligation to pay compensation to Consultant under Section 7(b) of this Agreement or otherwise.

6.Independent Contractor. Consultant is an independent contractor, not Company’s employee. Company is interested only in the results obtained by Consultant and retains no right to control the methods or means of Consultant’s work. Without the expressed written authorization from Company, Consultant shall not be considered, nor shall he represent himself, to be an employee or agent of Company for any purpose whatsoever and is without, and shall not hold himself out as having, authority to enter into any contract, assume any obligations or make any warranties on behalf of Company, expressed or implied. Consultant shall not be eligible to participate in any employee benefit programs of Company.

7.Compensation and Payment. Company shall pay to Consultant for Services rendered under this Agreement as follows:

(a)Consulting Fee. During the Consulting Period, the Company shall pay Consultant a hourly rate of $230.77 for Consulting Services to be performed by Consultant (the ‘Consulting Fee’). Fee to be billed in advance at 100 hours per advance. All unused hours paid but not used to be reimbursed by Consultant. Company agrees to pay Consultant within seven (7) days after receipt of an approved invoice.

(b)Expenses. Consultant will be entitled to reimbursement from Company for reasonable, actual, out-of-pocket expenses incurred on behalf of and for the benefit of Company and with the prior written approval of Company, in the performance of the Consulting Services. Company shall reimburse Consultant for all reasonable business expenses paid or incurred by Consultant directly in connection with the performance of the Services. Such expenses shall be reimbursed within seven (7) days after receipt of an invoice and any supporting documentation as may be reasonably requested by Company, provided that the invoice is submitted to Company no later than thirty (30) days after the expense was incurred.

(c)Invoicing. Consultant shall submit invoices to Company in accordance with this Section using the form of invoice (or substantially similar form) attached to this Agreement. All such invoices shall be sent to Company, addressed as follows:

Williams Industrial Services Group, LLC

Attn: Accounts Payable Manager

200 Ashford Center North, Suite 425

Atlanta, GA. 30338

Phone: (770) 879-4400

Email: ap@wisgrp.com

8.Taxes. Consultant shall be solely responsible for the timely payment of all federal, state, or local taxes that may be imposed from time to time on the payments made by Company to Consultant pursuant to this Agreement. Consultant agrees to indemnify, defend, and save harmless Company from any and all liability arising therefrom.

9.	Termination.

(a)For Convenience. Either Party may terminate this Agreement and Consultant’s Services hereunder at any time and for any reason by providing written notice to the other Party in accordance with Section 14 below. In the event of such termination, Consultant shall be entitled to receive any earned but unpaid Consulting Fee through the date of termination and, if Company is the terminating Party, any unpaid Incentive Fees earned through the date of termination, but shall have no further claim or rights to payment of any Consulting Fees, Incentive Fees, or other compensation hereunder, and hereby agrees to release and forfeit all such claims.

(b)For Cause. At the option of Company, which may be exercised immediately, if, at any time (i) Consultant materially breaches or neglects the duties which it is required to perform under the terms of this Agreement, (ii) commits any act of dishonesty, fraud, misrepresentation, or other act of moral turpitude, (iii) is guilty of gross carelessness or misconduct, or (iv) acts in any way that has a direct, substantial, and adverse effect on the reputation of Company. Upon termination of this Agreement for Cause, Company shall pay Consultant the earned portion of the Consulting Fee to the date of termination but shall have no further obligation to pay or otherwise compensate Consultant under this Agreement, and Consultant hereby agrees to release and forfeit all claims and compensation hereunder, thereunder, or otherwise if this Agreement is terminated for Cause; provided, however, that if it is determined that Company's termination under this Section was not for Cause, then such termination shall be addressed under Section 9(a).

10.Indemnification. Consultant assumes full liability for any and all damages, death, or injury of any kind to all person(s), whether employees or otherwise, and property arising out of or in any way connected with the Consulting Services and shall to the fullest extent permitted by law defend, indemnify and hold harmless Company and its officers, agents, employees and indemnities, from and against any and all claims, demands, losses, suits, damages and liabilities, legal or otherwise, arising out of or in any way connected with the Consulting Services.

11.Work Product. Consultant agrees that all works of authorship produced by Consultant while performing Consultant Services under this Agreement shall be considered “work for hire” which shall be owned by the Company. Consultant further agrees that he or she shall not claim or assert any proprietary interest in any inventions, works of authorship, improvements or trade secrets that Consultant develops while performing Consultant Services. Consultant further represents that any works of authorship created by Consultant pursuant to this Agreement does not violate or infringe any copyright, parent, trade secret, trade name, right of privacy or any other proprietary or other right of any person. Consultant hereby agrees to assign, transfer and convey all of his or her title and interest in and to any and all “ideas” that relate generally to the Company's business, including but not limited to any inventions, processes, improvements, ideas, copyrightable works of art, trademarks, copyrights, formulas, developments, writings, discoveries and trade secrets that Consultant may make, conceive or reduce to practice during the term of this Agreement. Nothing in this Section shall require Consultant to assign any invention, process, improvement, idea, copyrightable work of art, trademark, copyright, formula, development, writing, discovery or trade secret where no Company equipment, supplies, facilities, trade secrets or Confidential Information was used, and that was developed entirely on Consultant's own time, and that does not relate to the Company's business or that does not result from Consultant's performance of Consultant Services.

12.Confidential Information. The parties acknowledge that in order to permit Company to most effectively use the Consulting Services, it may be necessary for Company to disclose to Consultant certain confidential or proprietary information concerning Company’s business and services, including without limitation, information pertaining to or concerning Company’s business plan, agreements, strategic analysis, customer and potential customer information, market intelligence, sales and marketing plans, costs, rates, processes, methods, and practices in Company’s business (“Confidential Information”). During the term of this contract and forever after, Consultant agrees to keep Confidential Information in strictest confidence, and shall at all times keep secret, and shall not use, except for the benefit of Company, all Confidential Information. Consultant will not use Confidential Information for purposes other than those necessary to directly further the purpose of this Agreement and Consultant shall not, without the prior written consent of Company, disclose to or discuss any Confidential Information with (i) any person not an employee of Company, or (ii) any employee of Company, except those known by Consultant to be duly authorized by Company to receive such Confidential Information. On termination of this Agreement, Consultant shall promptly return to the Company all Confidential Information provided to Consultant

Confidential Information shall be treated in the manner specified in this Section 10 until such time as (i) such information is otherwise available in the public domain through no action on the part of Consultant, or (ii) such information is required to be released by law or by any order of a governmental agency or court. The burden of proving either of these exceptions shall be on Consultant.

Consultant understands that this Agreement is to be broadly construed in such manner as fully and completely to protect Company from any unauthorized use or disclosure of Confidential Information. Consultant agrees that the remedies for any breach or threatened breach of any provision of this Section 13 would be inadequate and Company shall be entitled to injunctive relief to enforce any provisions of this Section 13. Notwithstanding the availability of injunctive relief, nothing herein shall be construed as prohibiting Company from pursuing any other available remedy for any such breach or threatened breach, including without limitation, the recovery of damages.

13.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Williams Industrial Services Group, LLC

200 Ashford Center North, Suite 425

Atlanta, GA. 30338

Attention: Tracy Pagliara

Email: tpagliara@wisgrp.com

To the Consultant:

Damien Vassall

Address: 1302 Nicholson Pl

Suwanee, GA 30024

Phone:678-206-3686

Email:dvassall@outlook.com

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any such notice, demand or other communication will be deemed to have been received (a) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (b) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

14.Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision will not be thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court will reduce the duration, area, or matter of such provision, and, in its reduced form, such provision will then be enforceable and will be enforced.

15.Assignment. All rights and obligations herein contained will inure to the benefit of and be binding upon the Company, Consultant, their successors and their permitted assigns. Consultant will not assign any rights or obligations under this Agreement without the prior written consent of the Company.

16.Conflicts of Interest. Consultant represents and warrants that, as of the Effective Date, Consultant is not aware of any conflicts of interest, potential conflicts of interests, or financial interests that would in any way prohibit Consultant from performing the Consulting Services. Consultant further warrants that, as of the Effective Date, Consultant is not subject to any non-solicitation or non-compete agreements.

17.Governing Law. The interpretation of this Agreement, as well as any claim, dispute, or other matter that may arise between Consultant and Company as a result of the Consulting Services contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia, without regard to choice, or conflicts, of laws.

18.Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof will not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

“Company”		“Consultant”

Williams Industrial Services Group, LLC		Damien Vassall

By:		By:
	(Signature)		(Signature)

Name:	Tracy Pagliara	Name:	Damien Vassall

Title:	President and CEO

Damien Vassall

INVOICE

Invoice No.:

Invoice Date:

Terms: Upon Receipt

Start Date	End Date	Description	# Hours	Amount
		Consulting Services for accounting and financial services related to closing and filing activities for the 2nd quarter 2023		
		During the Consulting Period, the Company shall pay Consultant a hourly rate of $230.77 for Consulting Services to be performed by Consultant (the 'Consulting Fee').		

Email all invoices to: AP@wisgrp.com

Total Due this Invoice	**Total Due**	$	-
Previous Amounts Invoiced		$	-
Total Invoiced to Date		$	-